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NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS
RECORD 1st QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, MONDAY, MAY 6, 2002

SBA Communications Corporation (“SBA” or the “Company”) announced significant increases in total revenues and EBITDA for the three months ended March 31, 2002, over the same period in 2001. Site leasing revenue, EBITDA and EBITDA margin for the three months ended March 31, 2002 were all quarterly record amounts.

For the three months ended March 31, 2002, total revenues increased 20.7% to $63.9 million from the first quarter of 2001, due to higher site leasing revenue. Site leasing revenue increased to $32.5 million for the quarter, a 60.4% increase over the first quarter of 2001. Site development revenue for the quarter decreased 3.9% to $31.4 million from the first quarter of 2001. Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusual or non-recurring expenses (“EBITDA”) for the quarter were $19.3 million, a 76.2% increase over the first quarter of 2001. Loss per share was $(1.70) for the three months ended March 31, 2002, which includes a $54.1 million restructuring charge resulting primarily from the Company’s previously-announced decision to reduce investment in new tower assets. Loss per share for the first quarter of 2001 was $(.49).

In the first quarter the Company built 59 towers and acquired 57 towers, ending the quarter with 3,816 owned tower sites. Based on tenant leases executed as of March 31, 2002, annualized gross revenue added per tower was .43 broadband equivalents and same tower revenue and cash flow growth net of tenant terminations for the trailing twelve months on the 2,839 towers owned as of March 31, 2001 was 20% and 24%, respectively.

“Once again, in the first quarter we executed our business plan very well,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We continue to make good progress toward our goals of improving operational efficiencies and achieving positive free cash flow in early 2003. We had some notable accomplishments in the first quarter, including record leasing revenues, tower cash flow, tower cash flow margin, EBITDA and EBITDA margin. We enjoyed absolute reductions in selling, general and administrative expense both sequentially and year-over-year, demonstrating our ability to control expenses. We continue to be a high growth company.

Notwithstanding a difficult twelve-month period for our industry, we posted strong year-over-year growth in total revenue and EBITDA, and improved our EBITDA margin by approximately 950 basis points.

“Of all our accomplishments in the first quarter, two stand out above the others. For the first time in our history, leasing revenues exceeded services revenues, a goal we established in 1996 when we first decided to transition to tower ownership. Second, we enjoyed higher gross lease-up this quarter than in the prior quarter, which is the first time that has happened for us in almost two years. We continue to see strong demand from our customers for our tower assets and our services. These results, combined with recent news of increasing minutes of use and wireless carrier projections of strong capital expenditures for the remainder of 2002, give us continuing comfort for our 2002 plan and anticipated financial results.”

A conference call has been scheduled for Tuesday, May 7, 2002 at 10:00 AM EST to discuss first quarter results and the Company’s second quarter 2002 outlook, including the Company’s adoption of FAS 142 and the possibility of a non-cash charge to be recognized in the second quarter relating to the change in accounting principle. The toll free dial-in number is (800) 230-1092. The name of the conference call is “SBA 2002 1st Quarter Earnings.” A replay will be available from May 7, 2002 at 5:00 PM to May 21, 2002 at 11:59 PM. The replay number is (800) 475-6701. The access code is 634794. You may also listen to this conference call via a webcast that can be accessed via the Internet at: www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses—site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pam Kline, Vice President, Capital Markets, at: (561) 995-7670.

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the Company’s future financial performance, including its expectations regarding its revenues, EBITDA, margins, expenses, lease-up, liquidity and capital resources positions and future requirements, (ii) the Company’s ability to be free cash flow positive by early 2003, and (iii) the continued strong demand for the Company’s tower space and services. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 21, 2002. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the continued healthy demand for the Company’s tower space and services, these factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular;

(2) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; and (3) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company’s future financial performance, its ability to be free cash flow positive by 2003 and its expectation that the Company will have sufficient liquidity and capital resources to support its business plan through 2002, such factors include the three previously mentioned factors and other factors including, but not limited to, (1) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates; (2) the Company’s ability to expand our site leasing business; (3) the Company’s ability to complete construction of new towers that it is currently obligated to construct on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (4) the Company’s ability to retain current lessees on newly acquired towers; (5) the Company’s ability to realize economies of scale for acquired towers; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins, and (7) the Company’s ability to continue to comply with covenants and the terms of its senior secured facility. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

SUMMARY HISTORICAL DATA

	For the three months ended March 31,
	2002	2001
	(in thousands except per share data)
Operating Data:
Revenues:
Site development revenue	$31,404	$32,673
Site leasing revenue	32,540	20,283

Total revenues	63,944	52,956
Cost of revenues:
Cost of site development revenue	24,680	25,018
Cost of site leasing revenue	11,240	7,128

Total cost of revenues	35,920	32,146
Gross Profit	28,024	20,810
Operating expenses:
Selling, general and administrative	9,374	10,641
Restructuring charge	54,117	—
Depreciation and amortization	26,053	15,007

Total operating expenses	89,544	25,648

Operating loss	(61,520)	(4,838)
Other income (expense):
Interest income	9	3,000
Interest expense, net of capitalized interest	(13,216)	(8,683)
Non cash amortization of original issue discount and debt issuance costs	(8,002)	(6,968)
Other	79	(84)

	(21,130)	(12,735)
Loss before income taxes and extraordinary item	(82,650)	(17,573)
Provision for income taxes	(579)	(354)

Net loss before extraordinary item	(83,229)	(17,927)
Extraordinary item, write-off of deferred financing fees	—	(5,069)

Net loss	$(83,229)	$(22,996)

Basic and diluted loss per common share before extraordinary item	$(1.70)	$(0.38)
Extraordinary item	—	(0.11)

Basic and diluted loss per common share	$(1.70)	$(0.49)

Basic and diluted weighted average number of share of common stock	49,010	46,801

Other Data:
Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusal or non-recurring expenses. (EBITDA)(1)	$19,302	$10,957

Annualized Tower Cash Flow(2)	$85,204	$52,620

	As of March 31, 2002	As of December 31, 2001
Balance Sheet Data:
Cash, restricted cash and cash equivalents	$39,776	$13,904
Total assets	$1,422,547	$1,429,011
Total debt	$950,150	$845,543
Total shareholders’ equity	$373,791	$450,644

(1)  EBITDA represents earnings (loss) before interest, taxes, depreciation, amortization, non-cash compensation and amortization expense, restructuring charge, extraordinary item, and other income (expense). EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented,nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. Companies calculate EBITDA differentlyand, therefore, EBITDA as presented by us may not be comparable to EBITDA reported by other companies.Non-cash compensation expense of $652 and $788 is included in selling, general and administrative expensefor the three months ended March 31, 2002 and March 31, 2001, respectively.

(2)  “Tower cash flow” is defined as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. “Annualized tower cash flow” is defined as tower cash flow for the respective calendar quarter attributable to our site leasing business multiplied by four.

Growth in Leasing:

	Annualized Leasing Revenues (1)	Owned Tower Sites		Tenants on Owned Tower Sites		Annual Revenue/Tower
	($ in thousands)
December 31, 2001, as reported	$121,639	3,734		7,693		$32,576

From added towers(2)	2,105	116		126
Organic(3)	7,144	—		284
Terminations	(1,415)	—		(120	)(4)
Dispositions/reclassifications	—	(34	)(5)	(1)

March 31, 2002	$129,473	3,816		7,982		$33,929

(1)  Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $4.5 million per year.

(2)  Reflects revenues and tenants on acquired sites at time of acquisition as well as first tenants on new builds when contracted for upon completion date.

(3)  Includes all other leasing revenue growth beyond that reflected from added towers, including first-time tenants and all increased revenues from existing tenants, such as rent escalators, amendments, microwave, generators, etc.

(4)  Includes 51 leases with a single customer (non-Big 6 or affiliate) who never became fully operational and is in the process of liquidation. Such leases represented $892,000 of annualized revenue.

(5)  Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites. Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site.

Portfolio Aging:

Date Added to Portfolio	Owned Tower Sites	Average Age (Months)	Average Revenue(1)	Tower Cash Flow Margin
1998 and prior	484	45.2	$50,812	79.0%
1999	665	31.8	42,809	74.3%
2000	1,213	19.3	32,518	68.2%
2001	1,338	9.1	25,998	59.2%
2002	116	1.6	18,818	47.9%
Combined	3,816	20.7	33,929	68.8%

(1)  Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $4.5 million per year.